EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Offer Under the Non-Qualified Stock Option Plan (Effective December 1, 1998) and the 2002 Non-Qualified Stock Option Plan of IHS Group Inc. of our report dated January 17, 2005, except for Note 22, as to which the date is September 20, 2005, with respect to the consolidated financial statements of IHS Inc. included in its Registration Statement on Form S-1 (File No. 333-122565) filed with the Securities and Exchange Commission and which was declared effective on November 10, 2005.

/s/ Ernst & Young LLP
Ernst & Young LLP Denver, Colorado November 14, 2005